Exhibit 99.1

ATMI ANNOUNCES RETIREMENT OF ROBERT S. HILLAS FROM BOARD OF DIRECTORS

DANBURY, CT — April 9, 2013 — ATMI, Inc. (NASDAQ-GS: ATMI) today announced Robert S. Hillas, a member of the Board of Directors and chairman of the audit committee, has decided to retire at the end of his current term in May 2013. Hillas has served as a director of ATMI since 1987.

Hillas contributed expertise in financial analysis and technology based business development, along with substantial experience as a director and senior executive of public and private companies in various industries. He helped guide ATMI from a technology-focused start-up company into a global technology company serving microelectronics, life sciences and emerging opportunities in resource and energy fields. He also provided great leadership in his role as chairman of the audit committee. In addition to his service on the Board of ATMI, Hillas has served as the Chief Financial Officer of investment adviser Harding, Loevner LLC, as a Senior Advisor and Partner at private equity firm Warburg Pincus, LLC, and as President and Chief Executive Officer of Envirogen, Inc., an environmentally focused life sciences company.

“Rob has been a trusted advisor and valuable contributor to the ATMI Board of Directors,” said Doug Neugold, Chairman of the Board and Chief Executive Officer. “Having been one of the earliest directors, he helped guide the company through its initial public offering, and played an important role in its ongoing strategic evolution. He was also critical in ensuring smooth leadership transitions as the company grew through many phases. His service and contributions have been substantial, greatly influencing the company on its journey to become what we are today. On a personal level, I have benefitted in many ways from his advice and counsel. His presence will be missed, and on behalf of all ATMI employees and fellow board members, I wish him the very best in all of his endeavors.”

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

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Contact:	TroyDewar
Director, Investor Relations
203.207.9349
tdewar@atmi.com